                                                                    Exhibit 99.2
                           SUPPLEMENTAL INFORMATION

   The following is supplemental information regarding Potlatch Corporation.

   THIS IS NOT AN OFFER TO SELL OUR SECURITIES OR A SOLICITATION OF OFFERS TO BUY OUR SECURITIES.

   Unless the context otherwise requires, references in this supplemental information to "we," "us," "our," and similar terms mean Potlatch Corporation and its subsidiaries.

                          FORWARD-LOOKING STATEMENTS

   All statements, other than statements of historical fact, contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases you can identify forward-looking statements by terms such as "may," "intend," "might," "will," "should," "could," "would," "expect," "believe," "estimate," "predict," "potential," or the negative of these terms, and similar expressions intended to identify forward-looking statements.

   These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties and we cannot assure you that the actual results or developments referenced by such forward-looking statements will be realized. Also, these forward-looking statements present our estimates and assumptions only as of the date of this Form 8-K. We do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof.

   Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, those described below in "Risks Relating to Our Business" and elsewhere in our reports filed from time to time with the SEC, including our Form 10-K for the year ended December 31, 2000 and Form 10-Q for the three months ended March 31, 2001, and the following:

  .  changes in general economic conditions and interest rates;

  .  competitive conditions and prices in our markets;

  . changes in the relationship between supply and demand in the forest products industry, including the amount of available manufacturing capacity and wood fiber used in manufacturing our products;

  .  changes in exchange rates between the U.S. dollar and other currencies;

  .  manufacturing difficulties;

  .  changes in the level of construction activity;

  . changes in energy costs, the costs of raw materials or other significant operating expenses;

  . changes in general and industry-specific environmental laws and regulations;

  .  unforeseen environmental liabilities or expenditures; and

  .  weather conditions.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

   The summary consolidated financial data set forth below under the caption "Income Statement Data" for each of the years in the three-year period ended December 31, 2000 and the caption "Balance Sheet Data" as of December 31, 1998, 1999, and 2000 is derived from our audited consolidated financial statements. The summary consolidated financial data set forth below under the caption "Income Statement Data" for each of the three month periods ended March 31, 2000 and 2001, and the caption "Balance Sheet Data" as of March 31, 2000 and 2001 is derived from our unaudited consolidated financial statements. We have prepared the unaudited information on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results. The information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes related to those financial statements included in our Form 10-K for the year ended December 31, 2000 and Form 10-Q for the three months ended March 31, 2001.

                                                                     Three Months Ended
                                 Year Ended December 31,                  March 31,
                          -------------------------------------     ----------------------
                             1998        1999           2000           2000        2001
                          ----------  ----------     ----------     ----------  ----------
                            (in thousands, except ratio data and net sales realizations)
Income Statement Data:
Net sales:
  Resource..............  $  325,934  $  337,558     $  352,324     $   88,558  $   91,287
  Wood products.........     537,735     637,644        552,907        162,495     110,734
  Printing papers.......     435,428     454,734        503,376        126,653     128,390
  Pulp and paper........     696,719     693,409        730,068        180,150     202,597
  Elimination of
   intersegment sales...    (307,111)   (314,957)      (329,905)       (83,300)    (88,961)
                          ----------  ----------     ----------     ----------  ----------
Total net sales.........  $1,688,705  $1,808,388     $1,808,770     $  474,556  $  444,047
Operating earnings
 (loss).................      99,207     111,993          8,849         18,220     (35,239)
Interest expense, net of
 capitalized interest...      49,744      45,442         59,438         14,051      16,734
Net earnings (loss).....      37,232      40,947 (a)    (33,214)(b)      2,436     (31,408)(c)

Balance Sheet Data (at
 period end):
Cash and short-term
 investments............  $   18,072  $   11,690     $   11,661     $    9,439  $    1,979
Total assets............   2,377,306   2,446,500      2,542,445      2,461,518   2,550,674
Total debt..............     797,073     833,585        990,817        857,289   1,041,844
Total stockholders'
 equity.................     930,906     921,039        813,236        894,287     769,496

Other Financial Data:
EBITDDA(d):
  Resource..............  $   94,750  $   93,541     $   88,189     $   17,690  $   16,808
  Wood products.........      32,651     111,858         27,934 (e)     23,101     (13,697)
  Printing papers.......      55,822      28,183         53,918          8,975      11,283
  Pulp and paper........     106,919      69,395         68,312         17,178       2,607 (f)
  Corporate.............     (40,657)    (40,731)       (21,246)(g)     (7,887)     (7,151)
                          ----------  ----------     ----------     ----------  ----------
Total EBITDDA...........  $  249,485  $  262,246     $  217,107     $   59,057  $    9,850
Depreciation,
 amortization and cost
 of fee timber
 harvested..............  $  150,278  $  150,253     $  161,847     $   40,837  $   40,872
Capital expenditures....     147,027     247,651        166,422         34,062      13,294

                                                                         Three Months Ended
                                      Year Ended December 31,                 March 31,
                                -------------------------------------- -------------------------
                                    1998         1999         2000         2000         2001
                                ------------ ------------ ------------ ------------ ------------
                                  (in thousands, except ratio data and net sales realizations)
Selected Production
 Statistics:
OSB (msf, 3/8 inches basis)...        1,077        1,101        1,096          274          240
Lumber (mbf)..................          577          608          638          159          162
Plywood (msf, 3/8 inches
 basis).......................          191          222          172           60           39
Particleboard (msf, 3/4 inches
 basis).......................           69           70           69           18           18
Printing papers (tons)........          359          375          367           98           90
Paperboard (tons).............          620          596          593          151          155
Tissue (tons).................          154          162          169           34           41
Pulp (tons)...................          953          925        1,080          262          277

Net Sales
 Realizations(h):
OSB (per msf, 3/8 inches
 basis).......................      $   159      $   205      $   172     $    206      $   115
Lumber (per mbf)..............          402          433          380          418          332
Plywood (per msf, 3/8 inches
 basis).......................          275          309          280          282          248
Particleboard (per msf,
 3/4 inches basis)............          209          245          239          261          196
Printing papers (per
 ton).........................        1,149        1,113        1,139        1,145        1,119
Bleached hardwood kraft
 pulp (per ton)...............            -            -          480          447          386
Paperboard (per ton)..........          659          610          687          683          655
Tissue (per ton)..............        1,727        1,665        1,715        1,614        1,788
Bleached softwood kraft
 pulp (per ton)...............          296          315          466          415          358

--------
(a) In 1999, net earnings (loss) includes an after-tax charge of $4.6 million for expenses related to the termination of efforts to form a timber real estate investment trust.

(b) In 2000, net earnings (loss) includes a $28.3 million after-tax charge to cover costs associated with a company-wide reduction and reorganization of our salaried workforce, and for costs associated with the closure of our Jaype, Idaho plywood mill.

(c) For the three months ended March 31, 2001, net earnings (loss) includes a $2.6 million after-tax charge to cover costs associated with the workforce reduction plan at our pulp, paperboard and consumer products operations in Idaho.

(d) EBITDDA represents operating earnings (loss) before restructuring and other one-time charges, depreciation, depletion (which we refer to as cost of fee timber harvested) and amortization. Total EBITDDA includes corporate expenses as well as EBITDDA of each segment. We believe EBITDDA is a widely-accepted financial indicator used to analyze and compare companies on the basis of their ability to incur and service debt. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and is not indicative of operating earnings or cash flow from operations as determined under generally accepted accounting principles. Our definition of EBITDDA may not be comparable to that reported by other companies.

(e) In 2000, EBITDDA excludes the $18.5 million pre-tax charge associated with the closure of our Jaype, Idaho plywood mill.

(f) For the three months ended March 31, 2001, EBITDDA excludes the $4.2 million pre-tax charge associated with the workforce reduction plan at our pulp, paperboard and consumer products operations in Idaho.

(g) In 2000, EBITDDA excludes the $27.9 million pre-tax charge to cover costs associated with a company-wide reduction and reorganization of our salaried workforce.

(h) Net sales realizations for each product line are calculated by subtracting customer freight from net sales and then dividing the result by the relevant quantities of the product shipped for the period, a measurement we believe can be helpful in showing trends in the pricing of our products.

              SELECTED HISTORICAL BUSINESS SEGMENT FINANCIAL DATA

     The selected historical business segment financial data set forth below for each of the years in the five year period ended December 31, 2000, and as of December 31, for each of the years 1996 through 2000, is derived from our audited consolidated financial statements. The selected historical business segment financial data set forth below under the captions "Net Sales," "Operating Income (Loss)," "EBITDDA," and "Capital Expenditures" for each of the three month periods ended March 31, 2000 and 2001 and under the caption "Assets" as of March 31, 2000 and 2001 is derived from our unaudited consolidated financial statements. We have prepared the unaudited information on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results. The information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes related to those financial statements included in our Form 10-K for the year ended December 31, 2000 and Form 10-Q for the three months ended March 31, 2001.

                                                                                             Three Months Ended
                                         Year Ended December 31,                                  March 31,
                          -------------------------------------------------------------     ----------------------
                             1996           1997        1998        1999        2000           2000        2001
                          ----------     ----------  ----------  ----------  ----------     ----------  ----------
                                                     (dollars in thousands)
Net Sales:
Resource................  $       -- (a) $  326,636  $  325,934  $  337,558  $  352,324     $   88,558  $   91,287
Wood products...........     566,288        508,437     537,735     637,644     552,907        162,495     110,734
Printing papers.........     470,586        458,698     435,428     454,734     503,376        126,653     128,390
Pulp and paper..........     696,361        709,478     696,719     693,409     730,068        180,150     202,597
Elimination of
 intersegment sales.....     (57,479)      (309,878)   (307,111)   (314,957)   (329,905)       (83,300)    (88,961)
                          ----------     ----------  ----------  ----------  ----------     ----------  ----------
 Total net sales........  $1,675,756     $1,693,371  $1,688,705  $1,808,388  $1,808,770     $  474,556  $  444,047
                          ==========     ==========  ==========  ==========  ==========     ==========  ==========
Operating Income (Loss):
Resource................  $       -- (a) $   88,134  $   71,296  $   68,006  $   61,395     $   12,783  $    7,863
Wood products...........      68,056        (40,460)      2,515      83,073         219 (b)     15,728     (20,718)
Printing papers.........      48,570         33,358      14,204     (13,816)      1,530         (4,134)     (2,172)
Pulp and paper..........      40,867         51,043      53,394      14,786      12,929          3,344     (10,878)(d)
Corporate...............     (71,167)       (77,662)    (82,579)    (87,595)    (85,645)(c)    (22,388)    (23,700)
Eliminations and
 adjustments............          -- (a)        222        (655)      1,590       1,534         (1,339)      2,334
                          ----------     ----------  ----------  ----------  ----------     ----------  ----------
Earnings (loss) before
 taxes on income and
 extraordinary item.....  $   86,326     $   54,635  $   58,175  $   66,044  $   (8,038)    $    3,994  $  (47,271)
                          ==========     ==========  ==========  ==========  ==========     ==========  ==========
EBITDDA:
Resource................  $       -- (a) $  109,631  $   94,750  $   93,541  $   88,189     $   17,690  $   16,808
Wood products...........     117,128        (11,371)     32,651     111,858      27,934 (b)     23,101     (13,697)
Printing papers.........      83,888         72,794      55,822      28,183      53,918          8,975      11,283
Pulp and paper..........      96,959        109,732     106,919      69,395      68,312         17,178       2,607 (d)
Corporate...............     (33,767)       (38,031)    (40,657)    (40,731)    (21,246)(c)     (7,887)     (7,151)
                          ----------     ----------  ----------  ----------  ----------     ----------  ----------
 Total EBITDDA..........  $  264,208     $  242,755  $  249,485  $  262,246  $  217,107     $   59,057  $    9,850
                          ==========     ==========  ==========  ==========  ==========     ==========  ==========
Assets (at period end):
Resource................  $       -- (a) $  406,970  $  410,264  $  420,326  $  430,583     $  418,727  $  428,192
Wood products...........     698,151        341,204     326,963     291,263     310,100        335,986     307,737
Printing papers.........     592,228        644,457     685,743     828,828     820,132        838,194     823,892
Pulp and paper..........     850,612        784,631     759,701     731,030     751,980        726,264     747,447
Corporate...............     124,688        187,874     194,635     175,053     229,650        142,347     243,406
                          ----------     ----------  ----------  ----------  ----------     ----------  ----------
 Total assets...........  $2,265,679     $2,365,136  $2,377,306  $2,446,500  $2,542,445     $2,461,518  $2,550,674
                          ==========     ==========  ==========  ==========  ==========     ==========  ==========
Capital Expenditures:
Resource................  $       -- (a) $   19,604  $   18,832  $   17,356  $   20,499     $    3,598  $    3,077
Wood products...........      43,992         22,172      18,303      26,557      75,259         12,183       5,606
Printing papers.........     103,574         81,913      87,147     181,944      21,831          8,113       1,240
Pulp and paper..........      92,083         33,856      21,943      20,850      48,200         10,069       3,368
Corporate...............         259            940         802         944         633             99           3
                          ----------     ----------  ----------  ----------  ----------     ----------  ----------
 Total capital
  expenditures..........  $  239,908     $  158,485  $  147,027  $  247,651  $  166,422     $   34,062  $   13,294
                          ==========     ==========  ==========  ==========  ==========     ==========  ==========

--------
(a) In 1999, we reorganized our segments and established Resource as a stand-alone segment, which we had previously reported as part of the Wood Products segment. Segment data prior to 1997 has not been restated for Resource and Wood Products.

(b) Excludes an $18.5 million pre-tax charge associated with the closure of our Jaype, Idaho plywood mill.

(c) Excludes restructuring and other pre-tax charges of $27.9 million associated with a company-wide reduction and reorganization of our salaried workforce.

(d) Excludes a pre-tax charge of $4.2 million associated with the workforce reduction plan at our pulp, paperboard and consumer products operations in Idaho.

                         Risks Related to Our Business

Cyclical industry conditions have and may continue to adversely affect our results of operations and financial condition.

   Our operating results reflect the general cyclical pattern of the forest products industry. All of our pulp-based products, other than tissue products, are globally-traded commodity products. In addition, our wood products are subject to competition from manufacturers in North and South America. Historical prices for our products have been volatile, and we, like other participants in the forest products industry, have limited direct influence over the timing and extent of price changes for our products. Product pricing is significantly affected by the relationship between supply and demand in the forest products industry. Product supply is influenced primarily by fluctuations in available manufacturing capacity. Demand is affected by the state of the economy in general and a variety of other factors. The demand for our timber resources and wood products is primarily affected by the level of new residential construction activity and, to a lesser extent, home repair and remodeling activity, which are subject to fluctuations due to changes in economic conditions, interest rates, population growth, weather conditions and other factors. The demand for most of our printing papers and pulp and paper products is primarily affected by the state of the global economy, in general, and, in particular, the economies in North America and East Asia. A prolonged and severe weakness in the markets for one or more of our principal products could seriously harm our results of operations and financial condition and could affect our ability to satisfy working capital requirements and our obligations under various debt instruments.

Intense competition in the forest products industry could prevent us from increasing or sustaining our net sales and from regaining or sustaining profitability.

   The markets for our products are highly competitive, and companies that have substantially greater financial resources than we do compete with us in each market. Our competitors are located worldwide and variations in exchange rates between the U.S. dollar and other currencies, particularly the Euro, significantly affect our competitive position compared to our international competitors. We believe that the strength of the U.S. dollar relative to the Euro has resulted in significantly increased competition from European companies, particularly in our coated papers business. In addition, our industry is capital intensive, which leads to high fixed costs and generally results in continued production as long as prices are sufficient to cover variable costs. These conditions have contributed to substantial price competition, particularly during periods of reduced demand. Some of our competitors are currently lower-cost producers in some of the businesses in which we operate, particularly in our pulp-based business, and accordingly these competitors may be less adversely affected than we are by price declines.

High energy costs could seriously harm our results of operations.

   Energy has become one of our most significant variable operating expenses as a result of rapid and substantial price increases which commenced in late 2000 and have continued in 2001. We use energy to generate steam used in the paper manufacturing process and to operate our other machinery. The cost of natural gas and electricity purchased from outside suppliers increased significantly during late 2000 and these high costs have continued during 2001. Our energy expenses were $30.0 million greater in the three months ended March 31, 2001, than during the same period in 2000. We have not been able to pass increased energy costs through to our customers, and accordingly, energy costs were a significant factor in our net loss of $31.4 million during the three months ended March 31, 2001. Our facilities in Idaho have been most adversely affected as a result of relatively greater price increases in the northwestern U.S. In recent months, we have reduced our exposure to the volatile spot market for electricity primarily by increasing our internal production of electricity. This is expected to reduce our energy costs in the three months ending June 30, 2001 to approximately $32.0 to $36.0 million, as compared to $53.5 million in the preceding three month period. Our energy costs in future periods will depend principally on our ability to continue to produce internally a substantial portion of our electricity needs and on changes in market prices for natural gas.

Our results of operations may be harmed by increases in wood fiber costs.

   The percentage of our wood fiber requirements obtained from our timberlands will fluctuate based on a variety of factors, including changes in our timber harvest levels and changes in our manufacturing capacity. Our timberlands provided approximately 55% of log requirements for our sawmill and plywood manufacturing facilities in 2000 and an average of approximately 67% over the past five calendar years. Including the wood fiber used for pulp, oriented strand board, and particleboard, the percentages our timberlands supplied to our manufacturing facilities were approximately 30% in 2000 and an average of approximately 41% over the past five calendar years. The cost of various types of wood fiber that we purchase in the market has at times fluctuated greatly because of economic or industry conditions. Selling prices of our products have not always increased in response to wood fiber price increases. On occasion, our results of operations have been and may in the future be seriously harmed if we are unable to pass wood fiber price increases through to our customers.

We are subject to significant environmental regulation and environmental compliance expenditures.

   Our businesses are subject to a wide range of general and industry-specific environmental laws and regulations, particularly with respect to air emissions, wastewater discharges, solid and hazardous waste management, site remediation, forestry operations and endangered species. Compliance with these laws and regulations is a significant factor in our business. We, as well as some of our competitors, particularly those with facilities located in the U.S., are expected to and will continue to incur significant capital and operating expenditures to maintain compliance with applicable environmental laws and regulations. Our failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment or remedial actions. As an owner and operator of real estate, we may be liable under environmental laws for cleanup and other costs and damages, including tort liability, resulting from past or present spills or releases of hazardous or toxic substances on or from our properties. Liability under these laws may be imposed without regard to whether we knew of, or were responsible for, the presence of such substances on our property, and, in some cases, may not be limited to the value of the property.

   We believe that our facilities are currently in substantial compliance with applicable environmental laws and regulations. We cannot assure you, however, that situations which will give rise to material environmental liabilities will not be discovered or that the enactment of new environmental laws or regulations or changes in existing laws or regulations will not require significant expenditures by us. There can be no assurance that internally generated funds or other sources of liquidity and capital will be sufficient to fund unforeseen environmental liabilities or expenditures. See "Business-- Environmental Laws."

We do not maintain insurance for losses to our standing timber from natural disasters or other causes.

   The volume and value of timber that can be harvested from our lands may be limited by natural disasters such as fire, insect infestation, disease, ice storms, wind storms, flooding and other weather conditions and other causes. As is typical in the industry, we do not maintain insurance for any loss to our standing timber from natural disasters or other causes.

Our business and financial performance may be harmed by future labor disruptions.

   Approximately 3,800 employees, or 60% of our workforce, are unionized. As a result, there is a risk of work stoppage due to strikes or walkouts. During the remainder of 2001, one agreement, covering 140 employees, will expire. During 2002, a total of three agreements, covering approximately 1,400 employees, will expire. Any significant work stoppage as a result of failure to successfully negotiate new collective bargaining agreements could have a material adverse effect on our business, financial condition and results of operations.

Our facilities are highly capital intensive and we may not be able to obtain financing to fund necessary capital expenditures.

   Our business is highly capital intensive. Although we have invested significantly in the past and believe that our capital expenditures will be less than in prior periods for the foreseeable future, capital expenditures for expansion or replacement of existing equipment or to comply with environmental laws may require substantial expenditures. We currently anticipate our available cash resources, cash anticipated to be generated from operations and borrowings available from our new credit facilities will be sufficient to fund our operating needs and capital expenditures for at least the next year. At some point in the future, however, we may be required to obtain additional financing to fund capital expenditures. If we need to obtain additional funds, we may not be able to do so on terms favorable to us, or at all. If any such financing is not available when required or is not available on acceptable terms, we may not be able to fund necessary capital expenditures which may have a material adverse effect on our business, financial condition and results of operations.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The discussion below contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those described below, as well as those discussed under "Risks Related to Our Business" and in our reports filed from time to time with the SEC, including our Form 10-K for the year ended December 31, 2000 and Form 10-Q for the three months ended March 31, 2001.

Overview

   We are a vertically integrated and diversified forest products company. We own approximately 1.5 million acres of timberland and operate 22 manufacturing facilities, located primarily in Arkansas, Idaho and Minnesota. Our business is organized into four segments:

  . Resource segment manages our timberlands, which supply logs, wood chips, pulpwood and other wood fiber to our manufacturing segments, as well as to third parties. The Resource segment also procures wood fiber from third parties for resale to our other segments. Intersegment sales are based on prevailing market prices for wood fiber. In 2000, Resource segment net sales were $352.3 million, representing approximately 16% of our net sales, before elimination of intersegment sales. Intersegment sales were $315.1 million in 2000.

  . Wood Products segment manufactures oriented strand board, or OSB, plywood, lumber and particleboard at eleven mills located in Arkansas, Idaho and Minnesota. These products are largely commodity products which are sold to wholesalers primarily for use in home building and other construction activity. Wood Products segment net sales were $552.9 million in 2000, representing approximately 26% of our net sales, before elimination of intersegment sales. Intersegment sales were $13.3 million in 2000.

  . Printing Papers segment produces high grade coated printing papers and bleached hardwood market pulp at a pulp mill and two printing papers manufacturing facilities located in Minnesota. The segment's coated printing papers are sold through distributors and are used in annual reports, showroom catalogs and other high-end printing products. Printing Papers segment net sales were $503.4 million in 2000, representing approximately 24% of our net sales, before elimination of intersegment sales. Intersegment sales were $1.4 million in 2000.

  . Pulp and Paper segment manufactures bleached paperboard used in packaging, tissue products primarily sold on a private-label basis by major grocery store chains in the western U.S., and bleached softwood market pulp. The Pulp and Paper segment operates two pulp mills, two paperboard mills, one tissue mill and three tissue converting facilities. Pulp and Paper segment net sales were $730.1 million in 2000, representing approximately 34% of our net sales, before elimination of intersegment sales. Intersegment sales for the Pulp and Paper segment were negligible in 2000.

   Most of our net sales are within the U.S. Sales outside of the U.S., consisting primarily of paperboard products sold to customers in Asia, represented approximately 8% of our net sales in 2000. All of our non-U.S. sales are denominated in U.S. dollars and accordingly we are not subject to exchange rate risks associated with the receipt of payments in foreign currencies.

Factors Influencing Our Results of Operations

   Our operating results have been and will continue to be influenced by a variety of factors, including the cyclical nature of the forest products industry, competition, the efficiency and level of capacity utilization of our manufacturing operations, changes in our principal expenses, such as wood fiber expenses and energy costs, changes in the production capacity of our manufacturing operations as a result of major capital spending projects and other factors.

   Our operating results reflect the general cyclical pattern of the forest products industry. All of our pulp-based products other than tissue products are globally-traded commodity products. In addition, our wood products are subject to competition from manufacturers in North and South America. Historical prices for our products have been volatile, and we, like other participants in the forest products industry, have limited direct influence over the timing and extent of price changes for our products. Product pricing is significantly affected by the relationship between supply and demand in the forest products industry. Product supply is influenced primarily by fluctuations in available manufacturing capacity. Demand is affected by the state of the economy in general and a variety of other factors. The demand for our timber resources and wood products is affected by the level of new residential construction activity and, to a lesser extent, home repair and remodeling activity, which are subject to fluctuations due to changes in economic conditions, interest rates, population growth, weather conditions and other factors. The demand for most of our printing papers and pulp and paper products is primarily affected by the state of the global economy, in general, and, in particular, the economies in North America and east Asia.

   The markets for our products are highly competitive and companies that have substantially greater financial resources than we do compete with us in each of our markets. Our competitors are located throughout the world and variations in exchange rates between the U.S. dollar and other currencies, particularly the Euro, significantly affect our competitive position compared to our international competitors. We believe that the strength of the U.S. dollar relative to the Euro has resulted in significantly increased competition from European companies, particularly in our Printing Papers segment. In addition, our industry is capital intensive, which leads to high fixed costs and generally results in continued production as long as prices are sufficient to cover variable costs. These conditions have contributed to substantial price competition, particularly during periods of reduced demand. Some of our competitors are currently lower-cost producers in some of the businesses in which we operate, particularly in our pulp-based business, and accordingly these competitors may be less adversely affected than we are by price decreases.

   Energy has become one of our most significant operating expenses as a result of rapid and substantial price increases which commenced in late 2000 and have continued in 2001. We use energy to generate steam used in the paper manufacturing process and to operate our other machinery. Our energy expenses were $30.0 million greater in the three months ended March 31, 2001, than in the same period of 2000. Market conditions prevent us from passing these higher costs on to our customers through price increases and accordingly, energy costs were a significant factor contributing to our net loss of $31.4 million during the three months ended March 31, 2001. Our facilities in Idaho have been the most adversely affected by the increased cost of energy as a result of comparatively greater energy price increases in the northwestern U.S. In recent months, we have reduced our exposure to the volatile spot market for electricity primarily by increasing our internal production of electricity. This is expected to contribute significantly to a reduction in our energy costs in the three months ending June 30, 2001, which are expected to be approximately $32.0 to $36.0 million, as compared to $53.5 million in the preceding three month period. Our energy costs in future periods will depend principally on our ability to continue to produce internally a substantial portion of our electricity needs and on changes in market prices for natural gas.

   Another significant expense is the cost of wood fiber needed to supply our manufacturing facilities. Our timberlands provided approximately 55% of log requirements for our sawmill and plywood manufacturing facilities in 2000 and an average of approximately 67% over the past five calendar years. Including the wood fiber used for pulp, OSB and particleboard, the percentages our timberlands supplied were approximately 30% in 2000 and an average of approximately 41% over the past five calendar years. The percentage of our wood fiber requirements supplied by the Resource segment will fluctuate based on a variety of factors, including changes in our timber harvest levels and changes in our manufacturing capacity. For example, the lower percentage of wood fiber supplied in 2000, compared to the five year average, was primarily the result of the significant increase in pulp manufacturing capacity resulting from the completion in December 1999 of our new pulp mill in Cloquet, Minnesota. The cost of various types of wood fiber that we purchase in the market has at times fluctuated greatly because of economic or industry conditions. Selling prices of our products have not always increased in response to wood fiber price increases. On occasion, our results of operations have been and may in the future be seriously harmed if we are unable to pass price increases through to our customers.

   Finally, changes in our manufacturing capacity primarily as a result of capital spending programs has significantly affected our results of operations in recent periods. In December 1999, we completed construction of our new pulp mill in Cloquet, Minnesota, increasing our annual production from 186,000 tons in 1999 at the former mill on the same site, to 348,000 tons at the new mill in 2000. In January 2001, we completed a modernization and expansion of our OSB mill in Cook, Minnesota. This resulted in an increase in annual production capacity from 250.0 million square feet to 435.0 million square feet at our Cook OSB mill. In addition, in September 2000, we closed our plywood mill in Jaype, Idaho as a result of poor plywood markets, lack of adequate raw materials and long-term transportation concerns. Each of these changes has had a significant effect on our levels of net sales and expenses, as well as the comparability of our operating results from period-to-period. Additionally, the profitability of our manufacturing segments depends largely on our ability to operate our manufacturing facilities efficiently and at or near full capacity. Our operating results would be harmed if market demand does not justify operating at these levels or if our operations are inefficient or suffer significant interruption for any reason.

Results of Operations

   As noted above, our business is organized into four reporting segments:
Resource; Wood Products; Printing Papers; and Pulp and Paper. Sales or transfers between the segments are recorded as intersegment sales based on prevailing market prices. Because of the role of the Resource segment in supplying our manufacturing segments with wood fiber from both our own timberlands and from outside third parties, intersegment sales represent a significant percentage of the Resource segment's total net sales. For the year ended December 31, 2000, intersegment sales accounted for 89% of the net sales for the Resource segment. Intersegment sales represent a substantially lower percentage of net sales for our other segments. For the year ended December 31, 2000, intersegment sales represented less than 3% of net sales for the Wood Products segment and intersegment sales were an immaterial portion of the net sales for the Printing Papers and Pulp and Paper segments.

   In the period to period discussion of our results of operations below, when we discuss our consolidated net sales, contributions by each of the segments to our net sales are reported after elimination of intersegment sales. In the discussions below under the captions "Discussion of Business Segments," each segment's net sales are set forth before elimination of intersegment sales. Additionally, in discussing the operating results of our segments below, we address net sales realizations, which for each product line are calculated by subtracting customer freight from net sales and then dividing the result by the relevant quantities of the product shipped for the period. We believe that this is a measurement which can be helpful in showing trends in the pricing of our products.

 Three Months Ended March 31, 2001 Compared to Three Months Ended March 31,
2000

   Net sales. Net sales consist of product sales, which are generally recognized upon shipment, less discounts, returns and allowances. Net sales decreased 6%, or $30.5 million, from

$474.6 million for the three months ended March 31, 2000 to $444.1 million for the three months ended March 31, 2001. This decrease was primarily the result of a $52.1 million decrease in net sales for the Wood Products segment, particularly net sales of OSB and lumber. This drop was partially offset by an increase in net sales of the Pulp and Paper segment. Higher tissue and paperboard net sales contributed to a $22.5 million increase in net sales of the Pulp and Paper segment as compared to the prior year period. Resource segment net sales decreased $2.2 million from the 2000 period, while net sales for the Printing Papers segment increased by by $1.4 million.

   Depreciation, amortization and cost of fee timber harvested. Depreciation, amortization and cost of fee timber harvested primarily consists of depreciation of our plant and equipment, amortization of logging roads and debt issue costs, and the cost of timber harvested. This expense amounted to $40.9 million for the period, substantially unchanged from the prior year period.

   Materials, labor and other operating expenses. Materials, labor and other operating expenses primarily consists of personnel costs, wood fiber, chemical and other raw material costs, energy costs, freight, repair and maintenance expenses and logging costs. These expenses increased 6%, or $23.1 million, from $382.4 million during the three months ended March 31, 2000, to $405.5 million during the three months ended March 31, 2001. The increase was the result of $30.0 million of additional energy costs for the 2001 period over the prior year period, partially offset by lower personnel costs resulting from the reduction and reorganization of our salaried workforce in June 2000 and the closure of our Jaype, Idaho plywood mill in September 2000.

   Selling, general and administrative expenses. Selling, general and administrative expenses primarily consist of personnel and related overhead costs for sales, marketing, finance, research and development, human resources and general management. These expenses decreased 13% to $28.7 million for the three months ended March 31, 2001, from $33.1 million for the same period of 2000. This decrease was primarily due to the reductions in workforce effected in June 2000.

   Restructuring and other charges. In March 2001 we recorded a $4.2 million charge associated with a workforce reduction plan at our pulp, paperboard and consumer products operations in Idaho. The plan permanently reduced our workforce by 124 hourly positions.

   Interest expense, net of capitalized interest. Interest expense increased 18% to $16.7 million for the three months ended March 31, 2001, from $14.1 million for the prior year period. This increase reflects higher indebtedness during the 2001 period.

   Other income (expense), net. For the three months ended March 31, 2001, other income, net, was $0.5 million, compared to other expense, net, of $0.2 million for the 2000 period.

   Provision (benefit) for taxes on income. For the three months ended March 31, 2001, we recorded an income tax benefit of $20.1 million reflecting our net loss before taxes, based on an estimated tax rate of 39%. For the three months ended March 31, 2000, we recorded a provision for taxes of $1.6 million, reflecting a tax rate of 39%.

   Net earnings (loss). We recorded a net loss of $31.4 million for the three months ended March 31, 2001, compared to net earnings of $2.4 million for the three months ended March 31, 2000.

   Discussion of business segments. The Resource segment reported operating income of $7.9 million for the three months ended March 31, 2001, compared to operating income of $12.8 million for the same period of 2000. Resource segment net sales increased 3% from $88.6 million for the 2000 period, to $91.3 million for the 2001 period. This increase reflects a higher volume of wood fiber net sales for use at all of our Minnesota facilities, most of which was procured by the Resource segment from outside sources and resold to the Printing Papers and Wood

Products segments. Resource segment expenses increased 10% from $75.8 million for the 2000 period to $83.4 million for the 2001 period. This increase is largely attributable to a $10.3 million increase in outside wood purchases in Minnesota.

   The Wood Products segment reported an operating loss of $20.7 million for the three months ended March 31, 2001, compared to operating income of $15.7 million recorded for the three months ended March 31, 2000. Segment net sales decreased 32% from $162.5 million for the 2000 period to $110.7 million for the 2001 period. Net sales of OSB decreased 48% from $61.8 million for the 2000 period to $32.3 million for the same period in 2001. Shipments of OSB declined 13%, largely due to the temporary shutdown of our Cook, Minnesota mill during most of January 2001 to complete the modernization and expansion project, while net sales realizations for OSB declined 44%. Our Cook OSB mill returned to production in late January 2001. Net sales of plywood fell 42%, from $18.4 million for the 2000 period to $10.7 million for the 2001 period. Plywood shipments dropped 36%, due, in part, to the permanent closure of our Jaype, Idaho plywood mill in September of 2000, and net sales realizations fell by 12%. Net sales of lumber fell by $11.9 million, to $58.0 million for the 2001 period. Shipments of lumber remained steady for the 2001 period, but net sales realizations for lumber decreased by 21%, reflecting the continued effects of foreign imports. Segment expenses dropped 10%, from $146.8 million for the 2000 period to $131.5 million for the 2001 period. The decrease in segment expenses reflects the closure of our Jaype, Idaho plywood mill and lower market prices for sawlogs. However, the decrease in expenses was insufficient to offset the drop in net sales in the segment.

   The Printing Papers segment reported an operating loss of $2.2 million for the three months ended March 31, 2001, representing a slight improvement over the $4.1 million operating loss for the first three months of 2000. Segment net sales increased 1%, or $1.7, million from $126.7 million for the 2000 period to $128.4 million for the 2001 period. This increase reflected higher net sales of pulp, which rose $8.0 million, as a result of increased pulp production at our Cloquet, Minnesota pulp mill. Net sales realizations for pulp for the 2001 period fell 14% from the 2000 period. The increase in pulp sales was partially offset by lower net sales of printing papers, resulting primarily from volume decreases associated with weak market conditions and a 2% drop in net sales realizations. Segment expenses were essentially unchanged as higher natural gas costs were offset by lower personnel and wood fiber costs.

   The Pulp and Paper segment reported an operating loss for the three months ended March 31, 2001 of $15.1 million, compared to operating income of $3.3 million for the same period of 2000. Segment net sales increased 12%, from $180.2 million for the 2000 period to $202.6 million for the 2001 period. This increase was largely due to a 27% increase in net sales of tissue products, which benefited from an 11% increase in net sales realizations and a 14% increase in the volume of shipments. Paperboard net sales rose $7.6 million from the 2000 period, as shipments increased 12% and net sales realizations decreased 4%. Segment expenses increased 23%, from $176.8 million for the 2000 period to $217.7 million for the 2001 period, which more than offset the increase in segment net sales. The increase in expenses primarily reflected the impact of dramatically higher energy costs. Workforce reduction charges and higher wood fiber costs also contributed to the increased expenses for the segment.

 Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

   Net sales. Net sales of $1,808.8 million for the year ended December 31, 2000 remained essentially flat as compared to net sales of $1,808.4 million for the year ended December 31, 1999. Net sales for the Wood Products segment fell by $82.0 million, as a result of net sales decreases in OSB, lumber, and plywood. The decrease in net sales for the Wood Products segment was offset by increased net sales in both the Printing Papers and Pulp and Paper segments. Net sales for the Printing Papers segment rose $47.2 million from the prior year, attributable to hardwood market pulp sales from a full year of production at our new Cloquet, Minnesota pulp mill. Improved net sales of both paperboard and tissue lifted net sales of the Pulp and Paper segment by $36.7 million.

   Depreciation, amortization and cost of fee timber harvested. Expenses for depreciation, amortization and cost of fee timber harvested rose 8%, from $150.3 million for the year ended December 31, 1999 to $161.8 million for the year ended December 31, 2000. The increase of $11.5 million was primarily due to the increased depreciation expense associated with our new Cloquet, Minnesota pulp mill. Other depreciation and amortization expenses, and the cost of fee timber harvested, remained substantially unchanged in 2000 from 1999.

   Materials, labor and other operating expenses. For the year ended December 31, 2000, materials, labor and other operating expenses increased by 5% to $1,468.3 million in 2000 from $1,404.6 million in 1999. Energy costs for the period increased by 33% to $124.9 million and wood fiber costs increased by 7% to $498.0 million. The increased wood fiber costs were largely attributable to increased consumption as our new Cloquet, Minnesota pulp mill was in operation for the full year. The increase in energy and wood fiber expenses were partially offset by lower personnel costs resulting from the reduction and reorganization of our salaried workforce in June 2000 and the closure of our Jaype, Idaho plywood mill in September 2000.

   Selling, general and administrative expenses. Selling, general and administrative expenses amounted to $123.3 million for the year ended December 31, 2000, an $18.3 million decrease from expenses of $141.6 million for 1999. The decrease was experienced across most of our selling and administrative units, and was primarily attributable to the reduction in our salaried workforce, occurring in June 2000, and lower overall compensation expense in 2000.

   Interest expense, net of capitalized interest. Interest expense for 2000 of $59.4 million was significantly higher than the $45.4 million charged against income in 1999. The difference was due to a change in the amount of interest capitalized, $4.0 million in 2000 compared to $10.3 million in 1999, with the balance reflecting the increase in debt acquired during the year. Less interest was capitalized in 2000, compared to 1999, mainly due to completing the construction of our new Cloquet pulp mill in December 1999.

   Other income (expense), net. For the year ended December 31, 2000, other expense, net, was $3.9 million compared to other expense, net, of $0.5 million in 1999.

   Provision (benefit) for taxes on income. For the year ended December 31, 2000, our loss before taxes was offset in part by an income tax benefit of $21.2 million associated with the loss. For the year ended December 31, 1999, we recorded a provision for tax expense of $25.1 million. Our effective tax rate amounted to 39% in 2000 and 38% in 1999.

   Restructuring and other charges. For the year ended December 31, 2000, we recorded restructuring and other charges of $46.4 million. In June 2000, we recorded a $26.0 million pre-tax charge to cover costs associated with a company-wide reduction and reorganization of our salaried workforce. In December an additional $1.9 million pre-tax charge was recorded as a result of final cost determinations for pension and medical benefits. The charges are included in the "Restructuring and other charges" line in the Statements of Earnings in our consolidated financial statements. A total of 290 salaried positions were affected by the reduction and reorganization. We anticipate annual pre-tax savings of approximately $21.0 million as a result of the reduction in workforce. Also included in "Restructuring and other charges" is an $18.5 million pre-tax charge for costs associated with the closure of our Jaype, Idaho plywood mill in September 2000. The closure was deemed necessary due to a combination of poor plywood markets, lack of adequate raw materials and long-term transportation concerns. The amounts of net sales and operating income or loss attributable to the mill were not material in relation to net sales and operating income as a whole. Closure of the mill affected 215 salaried and hourly positions. The mill is scheduled to be dismantled, with equipment and parts used at other company facilities or sold to outside bidders. We will continue to operate a log yard at the site.

   Net earnings (loss). We recorded a net loss of $33.2 million for the year ended December 31, 2000, compared to net earnings of $40.9 million for the year ended December 31, 1999.

   Discussion of business segments. Resource segment operating income of $61.4 million for the year ended December 31, 2000 was lower than the $68.0 million reported in 1999. Net sales for the Resource segment increased $14.8 million in 2000, as shipments increased by 4% and net sales realizations declined slightly in Idaho. Increased expenses outstripped these gains, and lower operating income was largely due to higher costs associated with outside log purchases in Arkansas and lower net sales realizations. Also contributing to the lower operating income was a decline in the volume of third party log sales and sawlog production in Idaho, coupled with fewer non-strategic land sales by the segment for the 2000 period compared to 1999. Greater timber harvests in Arkansas and Minnesota partially offset a decrease in timber harvests in Idaho.

   Excluding an $18.5 million charge related to the permanent closure of our plywood mill in Jaype, Idaho, the Wood Products segment had operating income of $0.2 million for the year ended December 31, 2000, compared to operating income of $83.1 million in 1999. Net sales for the Wood Products segment dropped by $84.7 million in 2000 to $552.9 million. Compared to 1999, net sales dropped in all categories. In particular, net sales of OSB decreased by $38.9 million, or 16%, net sales of lumber fell by $25.1 million, or 9%, and net sales of plywood fell by $20.4 million, or 28%. OSB results were primarily affected by a 16% decline in net sales realizations. For lumber, net sales realizations dropped 12% and shipments increased by 3%. Net sales realizations for plywood fell by 9% and shipments declined by 22%. The decline in shipments of panel products was due, in part, to the closure of our plywood mill in Jaype, Idaho and the temporary shutdown of our Cook, Minnesota OSB mill in early December. The Cook mill was shut down to facilitate the completion of our modernization and expansion project. The mill resumed production in late January 2001.

   The Printing Papers segment reported operating income of $1.5 million compared to an operating loss of $13.8 million in 1999. The improvement resulted from lower average per ton pulp production costs during the year and the first year of sales of our hardwood market pulp, both of which were a result of the startup of our new pulp mill in Cloquet, Minnesota in December 1999. Net sales for the segment rose $48.6 million from the prior year. Hardwood market pulp, sold for the first time in 2000, generated $53.8 million in net sales. Net sales of printing papers fell by $5.1 million. Net sales realizations for printing papers rose 2%, while shipments declined 4% compared to the previous year as demand for printing papers remained soft throughout 2000. Operations were curtailed for approximately one week at our Cloquet paper mill and two weeks at our Brainerd paper mill in 2000 to help align inventory levels with existing market conditions. The segment also experienced increased expenses in 2000 primarily associated with a full year of pulp production at our new Cloquet, Minnesota pulp mill.

   Operating income for the Pulp and Paper segment was $12.9 million in 2000, which was lower than 1999 operating income of $14.8 million. Segment net sales increased by 5%, or $36.7 million, for the period. Net sales realizations for 2000 increased by 13% for paperboard, 3% for tissue and 48% for pulp. Tissue product shipments also rose by 6%. A decline in paperboard and softwood market pulp shipments, higher energy costs during the second half of the year, especially in Idaho, and higher costs incurred to continue operations during a scheduled rebuild of the recovery boiler at our pulp and paperboard mill in Cypress Bend, Arkansas, were largely responsible for the decrease in segment operating income.

 Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

   Net sales. Net sales for the year ended December 31, 1999 rose by 7%, or $119.7 million, to $1,808.4 million from the year earlier net sales amount of $1,688.7 million. Net sales for the Wood Products segment rose by 21%, or $107.9 million, and net sales for the Printing Papers segment rose by 4% or $19.3 million. These gains were partially offset by a decline of 10%, or $4.3 million, in net sales for the Resource segment and a $3.3 million decrease in net sales for the Pulp and Paper segment.

   Depreciation, amortization and cost of fee timber harvested. Expense for depreciation, amortization and cost of fee timber harvested amounted to $150.3 million for the year ended December 31, 1999 and was substantially unchanged from the year ended December 31, 1998.

   Materials, labor and other operating expenses. Materials, labor and other operating expenses increased by $98.7 million from $1,305.9 million for the year ended December 31, 1998, to $1,404.6 million during the year ended December 31, 1999. The increase was primarily a function of the higher volume of shipments experienced in all product lines, increased wood fiber costs, higher personnel costs attributable to higher headcounts in the Pulp and Paper segment, and greater personnel training and other pre-operating costs associated with our new Cloquet pulp mill.

   Selling, general and administrative expenses. Selling, general and administrative expenses rose by 6% from the prior year to $141.6 million for the year ended December 31, 1999. The increase was attributable, in part, to higher selling expenses associated with increased net sales in all segments and to increased personnel costs.

   Interest expense, net of capitalized interest. Interest expense for the period ended December 31, 1999, net of capitalized interest, decreased by $4.3 million from the year earlier period to $45.4 million. Slightly higher total interest expense was offset by a $5.3 million increase in the amount of capitalized interest.

   Other income (expense), net. For the year ended December 31, 1999, other expense, net, was $0.5 million, compared to other income, net, for the prior year period of $8.7 million. The difference was largely attributable to $7.5 million in transaction costs associated with a proposed real estate investment trust for our timberlands that was abandoned.

   Provision (benefit) for taxes on income. For the year ended December 31, 1999, we recorded a provision for income taxes of $25.1 million, reflecting a tax rate of 38%. For the year ended December 31, 1998, we recorded a provision for income taxes of $20.9 million, reflecting a tax rate of 36%.

   Net Earnings (Loss). We recorded net earnings of $40.9 million for the year ended December 31, 1999, compared to net earnings of $37.2 million for the year ended December 31, 1998.

   Discussion of business segments. Resource segment operating income of $68.0 million for 1999 was slightly lower than the $71.3 million of operating income in 1998. Net sales for the segment increased in 1999 compared to 1998. However, increased log purchases from third parties due to an increase in wood fiber requirements for our manufacturing facilities in Arkansas led to higher segment expenses. Lower market prices for logs in Minnesota resulted in diminished margins on sales in that region.

   The Wood Products segment reported 1999 operating income of $83.1 million, a substantial improvement over the $2.5 million of operating income in 1998. Net sales of OSB rose $54.2 million, net sales of lumber rose $37.9 million, net sales of plywood rose $13.5 million, and net sales of particleboard rose $2.4 million compared to 1998. Demand for panel products was driven by the strong housing market during 1999, and prices reached historic highs before declining by the year end. Higher net sales realizations were experienced across all product lines in this segment. Compared to 1998, net sales realizations for OSB rose by 29%, net sales realizations for lumber increased 8%, net sales realizations for plywood grew 12%, and net sales realizations for particleboard advanced 17%. Product shipments increased significantly for plywood, 10%, and lumber, 8%. Shipments for OSB grew by 2% while shipments for particleboard remained flat compared to 1998.

   The Printing Papers segment incurred an operating loss of $13.8 million in 1999, compared to earnings of $14.2 million in 1998. Net sales of printing papers increased by 4%, or $19.3 million over net sales for 1998. The increase in net sales was a result of higher shipments, which grew by 7%, offsetting declining net sales realizations, which fell by 3%. Weak market conditions existed throughout the year for coated printing papers. Although segment net sales were higher than in 1998, net sales realizations were lower in 1999 primarily because a higher percentage of our product mix was in mid-line, rather than highline, printing paper grades, which generally yield lower net sales realizations. The segment also experienced higher costs, related in part to the increased volumes, for wood fiber, labor, and repair and maintenance, and segment results for 1999 were adversely affected by start-up costs associated with our new pulp mill in Cloquet, Minnesota. The mill started up late in December 1999.

   Operating income for the Pulp and Paper segment was $14.8 million in 1999, significantly lower than the $53.4 million of operating income earned in 1998. Net sales for the segment fell by $3.3 million to $693.4 million in 1999. Net sales of paperboard fell by $15.4 million, or 4%, partially offset by a $12.5 million increase in net sales of pulp in 1999. Net sales of tissue were substantially unchanged at $256.8 million in 1999. Shipments of paperboard and tissue each rose by 3% in 1999. Net sales for the segment remained substantially unchanged as a result of lower net sales realizations for paperboard, weak market conditions for liquid packaging, particularly during the first half of the year, and a decrease in tissue net sales realizations of 4%. Also, operating problems at the Lewiston, Idaho paperboard mill during the year resulted in a production decline and higher costs. Higher labor costs at our Cypress Bend, Arkansas facility also affected results.

Liquidity and Capital Resources

   At March 31, 2001, our financial position included long-term debt of $801.9 million, including current installments on long-term debt, of $100.3 million. Also, current notes payable at March 31, 2001 was $240.0 million.

   Our ratio of long-term debt to stockholders' equity was 0.91 to 1 at March 31, 2001, compared to 0.99 to 1 at December 31, 2000. Long-term debt declined $100.0 million during the quarter due to the reclassification of our 6.25% Debentures due on March 15, 2002 as current installments on long-term debt. Stockholders' equity decreased $43.7 million due to a net loss of $31.4 million and dividend payments of $12.3 million during the first three months of 2001.

   We had negative working capital of $69.9 million at March 31, 2001, a decrease of $114.6 million from December 31, 2000. The decrease was largely due to the reclassification from long-term to current of $100.0 million of debt maturing in March 2002. Also negatively affecting working capital was an increase of $51.0 million in notes payable and a decrease in cash of $9.7 million. Partially offsetting these amounts were increases of $25.6 million in receivables and $22.0 million in prepaid expenses.

   Net cash used by operations for the three months ended March 31, 2001 was $28.8 million, compared to net cash provided by operations of $37.2 million for the same period in the prior year.

This decrease was primarily the result of a net loss of $31.4 million in the 2001 period, compared to net earnings of $2.4 million in the prior period, as well as increases in receivables and prepaid expenses.

   We generated net cash from operations of $93.9 million in 2000, $204.6 million in 1999 and $217.5 million in 1998. The decrease in 2000 resulted primarily from a net loss of $33.2 million in 2000 compared to net earnings of $40.9 million in 1999, as well as increases in working capital items, particularly inventories and prepaid expenses. The decrease in cash provided by operations in 1999 compared to 1998 is largely attributable to a $22.0 million increase in receivables during 1999.

   For the three months ended March 31, 2001, net cash used for investing was $14.0 million, compared to $34.7 million during the three months ended March 31, 2000. This decrease was the result of $20.8 million in additional capital expenditures in the 2000 period, the majority of which were for the modernization and expansion project at our Cook, Minnesota OSB mill. Capital expenditures were $13.3 million for the three months ended March 31, 2001, $2.6 million of which related to capital expenditures for completion of the Cook project.

   Net cash used for investing was $167.5 million in 2000, $188.8 million in 1999 and $145.2 million in 1998. The decrease in 2000 was primarily attributable to an $81.2 million decrease in capital expenditures as compared to 1999. We made capital expenditures of approximately $187.0 million in connection with the Cloquet and Cook projects in 1999, compared to approximately $69.9 million for these projects in 2000. The 1999 period benefited from receipt of $50.0 million in repayment of a note issued by a third party. The increase in 1999, compared to 1998, is the result of $100.6 million in additional capital expenditures in 1999, partially offset by collection of the third party note.

   Net cash provided by financing was $33.1 million for the three months ended March 31, 2001, compared to net cash used for financing of $4.7 million during the same period in 2000. The change primarily reflects a net $17.3 million increase in notes payable during the 2001 period to fund our operating loss, combined with a $10.9 million decrease in spending for our stock repurchase program.

   Net cash provided by financing was $73.8 million in 2000, compared to net cash used for financing of $15.9 million in 1999 and $69.7 million in 1998. The increase in 2000 was primarily the result of additional debt repayment of $99.7 million in 1999, partially offset by $25.9 million used for the repurchase of common stock in 2000. The decrease in 1999 was primarily due to a net increase of $36.5 million in notes payable and long-term debt in 1999 compared to a net decrease of $20.6 million in 1998.

   For the three-month period ended March 31, 2001, we funded our operating losses and other cash requirements primarily through borrowings under our bank credit agreements. At March 31, 2001, our bank credit agreements permitted the borrowing of up to $350.0 million, which was subsequently increased to $400.0 million. At March 31, 2001, we had $173.0 million outstanding under our bank lines and outstanding letters of credit used to back our commercial paper in the aggregate amount of $167.0 million, of which $67.0 million was classified as short-term debt and $100.0 million was classified as long-term debt. During April 2001, all of our commercial paper became due and was replaced by borrowings under the bank credit lines.

   During March 2001, we determined that we might be in violation of a quarterly interest coverage ratio test in our bank credit agreements for the quarter ended March 31, and we obtained a waiver of the covenant for that quarter. The covenant requires, in effect, that for any four fiscal quarters, our net earnings plus income tax expense, depreciation and depletion exceed our interest expense by a ratio of at least three to one. We had a 3.0 interest coverage ratio at March 31, 2001, which was in compliance with the covenant. However, we may not be in compliance with the covenant as of June 30, 2001 and accordingly we have obtained a further waiver through July 30, 2001. As discussed immediately below, we are currently in the process of negotiating a new $400 million bank credit facility to replace our existing bank credit agreements. We expect that the new credit facility will be in place by June 30, 2001. If a new credit facility is not in place by July 30, 2001, we may need to obtain an additional waiver of the quarterly interest coverage ratio test under our existing bank credit agreements.

   We are currently pursuing a new $400 million bank credit facility and we are seeking to raise approximately $250 million through an institutional private placement of senior subordinated notes. We expect to complete the new credit facility and the note offering in late June 2001, subject to market conditions. The new credit facility is expected to consist of a $200 million three-year revolving credit facility and a $200 million four-year term loan. We anticipate that the new credit facility will be secured by approximately 130,000 acres of our timberlands, as well as our accounts receivable and inventory.

   We expect that the terms of the new credit facility will require us to maintain compliance with financial tests, including a funded indebtedness to capitalization ratio, a minimum consolidated net worth test and a fixed charge coverage ratio. We also expect that the new credit facility will contain restrictive covenants, including covenants limiting our ability to incur indebtedness, create liens, merge, dispose of assets, pay dividends or make certain investments. The restrictive covenants can be expected to limit our ability to operate our business in our discretion and could seriously harm our business by, among other things, limiting our ability to take advantage of financing, merger and acquisition and other corporate opportunities.

   We expect to use the net proceeds of the notes offering and initial borrowings under our new credit facilities to repay all outstanding amounts under our existing credit facilities, pay fees and expenses related to the new credit facilities, and place into an escrow account $96.6 million of cash which, together with future accrued interest, will represent an amount sufficient to repay the outstanding principal amount of our

6.25% Debentures due March 15, 2002. After completion of the offering of the notes and application of the net proceeds to repayment of bank indebtedness, and assuming all of our existing letters of credit are issued under our new credit facility, we expect to have approximately $96.0 million of available borrowing capacity under our new revolving credit facility.

   We believe that our cash, cash flow from operations and available borrowings under our new revolving credit facility will be sufficient to fund our operations, capital expenditures and debt service obligations for the next twelve months and for the foreseeable future. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that we will remain in compliance with the financial covenants in the new credit facilities so that future borrowings thereunder will be available to us. This will be dependent upon our future financial performance, which will be affected by general economic, competitive and other factors, including those discussed above under "Risks Related to Our Business," many of which are beyond our control.

   During the first quarter of 2001, Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., Moody's Investors Services, Inc. and Fitch, Inc. completed a review of their ratings on our senior unsecured long-term debt. As a result of the review, at the end of March 2001, Standard & Poor's and Fitch adjusted their ratings on this debt from BBB+ to BBB and Moody's adjusted its rating from Baa1 to Baa3. On April 3, 2001, Standard & Poor's placed our debt on CreditWatch with negative implications, and, on June 8, 2001, Standard & Poor's adjusted their ratings on our senior unsecured long-term debt and our corporate credit rating from BBB to BBB- and retained the debt on CreditWatch with negative implications. On June 11, 2001, Fitch adjusted its ratings on our senior unsecured long-term debt from BBB to BBB-. On June 15, 2001, Moody's changed their outlook on our debt rating from stable to negative. On the same date, Moody's also assigned a Baa2 rating to our new credit facilities. The changes in our debt ratings have increased our borrowing costs.

   One of our most important financial objectives is to maintain a sound capital structure. Consistent with this objective is our desire to reduce our ratio of long-term debt to stockholders' equity to approximately 0.6 to 1 from
0.9 to 1 at March 31, 2001.

   Our total capital expenditures were $166.4 million in 2000, $247.7 million in 1999 and $147.0 million in 1998. Significant capital projects in 2000 included the expenditure of $55.0 million in connection with the expansion of our Cook, Minnesota OSB mill, $18.3 million for the retrofit of the recovery boiler at our Cypress Bend, Arkansas pulp mill and $14.9 million for our Cloquet, Minnesota pulp mill. Capital spending was significantly higher in 1999 primarily due to capital expenditures of $166.3 million for our Cloquet pulp mill. This compares to capital expenditures of $78.4 million for our Cloquet pulp mill in 1998. During the three year period ended December 31, 2000, we spent $259.6 million on our Cloquet pulp mill and $85.9 million on our Cook OSB mill. With the substantial completion of our Cloquet pulp mill in late 1999 and our Cook OSB mill in January 2001, we expect our capital spending to total approximately $40.0 million in 2001.

   It is our practice to periodically review strategic and operational alternatives to improve our operating results and financial position. In this regard, we consider and plan to continue to consider, among other things, adjustments to our capital expenditures and overall spending, the restructuring of our operations to achieve greater efficiencies and the disposition of assets that may have greater value to others. We cannot assure you that we will be successful in implementing any new strategic or operational initiatives or, if implemented, that they will have the effect of improving our operating results and financial position.

   Since December 1999, we have been authorized under a stock repurchase program to repurchase up to two million shares of our common stock. Under the plan, purchases of common stock may be made from time to time through open market and privately negotiated transactions at prices deemed appropriate by management, and through our put option program. Through June 15, 2001, a total of 860,900 shares have been acquired under the program. We do not expect to repurchase additional common stock in the foreseeable future, other than pursuant to currently outstanding put options which involve a maximum aggregate obligation of approximately $2.1 million.

Market Risks of Financial Instruments

   Our exposure to market risks on our financial instruments is limited to interest rate changes on variable rate debt and outstanding debt under our credit lines as in effect on March 31, 2001, as well as equity price risk on put option contracts associated with our common stock repurchase program. As of March 31, 2001, we had approximately $439.9 million of variable rate debt and credit line debt outstanding. The interest rates applied to these borrowings are adjusted often and therefore react quickly to any movement in the general trend of market interest rates. Interest expense incurred annually related to our variable rate debt and credit lines is dependent upon the amount outstanding during the year and the extent to which interest rates rise or fall. The maturity for debt issued under the credit lines is generally less than 30 days, while the variable rate debt has maturities beginning in 2007 and extending through 2030. The exposure to equity price risk on put option contracts associated with our common stock is immaterial due to the limited number of such contracts outstanding.

                                    BUSINESS

Our Company

   Potlatch Corporation, founded in 1903 in Potlatch, Idaho, is a vertically integrated and diversified forest products company. Our 6,300 employees manage approximately 1.5 million acres of timberlands and operate 22 manufacturing facilities located principally in Arkansas, Idaho, and Minnesota. We convert wood fiber into two broad product lines: (a) commodity and specialized wood products, including oriented strand board, or OSB, lumber, plywood and particleboard; and (b) bleached pulp products, including kraft pulp, paperboard, coated printing papers, and consumer tissue products. Our business is organized into four segments:

  . Resource segment manages our 1.5 million acres of timberlands located in Arkansas, Idaho and Minnesota and our 22,000 acre hybrid poplar plantation in Oregon that is being developed as an alternative source of fiber. It is the Resource segment's responsibility to procure wood from our own timberlands as well as from third parties for all of our manufacturing facilities and to ensure that our timberlands are managed for the highest and best use. Our timberlands provided approximately 55% of log requirements for our sawmill and plywood manufacturing facilities in 2000 and an average of 67% over the past five years. Including the raw materials used for pulp, OSB and particleboard, the percentages our timberlands supplied to all of our manufacturing facilities were 30% in 2000 and an average of 41% over the past five years. We believe this level of self-sourcing mitigates our risk of fiber shortages in challenging market conditions.

  . Wood Products segment manufactures and distributes commodity and specialized OSB, industrial plywood, commodity and specialized lumber and particleboard produced by eleven facilities located in Arkansas, Idaho and Minnesota.

  . Printing Papers segment produces and markets highline coated printing papers, primarily used for high-end printing needs, such as annual reports, showroom catalogs, art reproductions and high-quality advertising from our mills in Cloquet and Brainerd, Minnesota. We believe that one of our highline paper brands, McCoy, is among the most well-recognized brands in the market today. In addition, we completed construction of a state-of-the-art premium-grade pulp mill in December 1999 at our Cloquet, Minnesota facility. Cloquet provides high-quality pulp for both of our Minnesota paper mills, and sells more than 35% of its bleached hardwood pulp in the open market.

  . Pulp and Paper segment produces premium and various other grades of private label household tissue products primarily for sale to retail grocery chains such as Albertson's, Kroger and Safeway. We supply substantially all of the private label tissue products sold by Safeway and Albertson's nationwide and substantially all of Kroger's private label tissue in the western U.S. Based on grocery store scan data, in 2000 we supplied over 88% of the private label tissue sold in grocery stores in the western U.S., and 38% of the private label tissue sold in grocery stores nationwide. This segment also manufactures and sells high-quality bleached paperboard stock for use in the packaging of liquids, foods and dry goods, including milk, juice, food products, pharmaceuticals, toiletries, and other consumable goods, as well as conversion into paper cups and plates. The segment also sells a relatively small amount of bleached softwood market pulp to the extent it is not used by the segment in the production of paperboard and tissue.

Our Strategy and Strengths

   Our strategy is to maximize the value of our timberland resources and to achieve the highest level of profitability for our broad range of paper and wood products. Key components of this strategy include quality production and customer-focused sales, with an emphasis on product lines in which we can be a low cost producer, particularly those with higher profit margins. Our competitive strengths that underlie our strategy include:

   Secure Fiber Supply. We have a secure fiber supply for a significant portion of our needs due to our ability to self-source a large percentage of raw materials, which is particularly useful in times of short supply in the market. We own 671,000 acres in Idaho, 501,000 acres in Arkansas, and 337,000 acres in Minnesota. The wood fiber needs of our manufacturing facilities are sourced in varying degrees, based on market dynamics and mill location, from our own timberlands and from third parties. Our timberlands provided 55% of log requirements for our sawmill and plywood manufacturing facilities in 2000 and an average of 67% over the past five years. Including the raw materials used for pulp, OSB and particleboard, the percentages our timberlands supplied to all of our manufacturing facilities were 30% in 2000 and an average of 41% over the past five years. Another aspect of our strategy to ensure our long-term fiber supply is to only harvest our timberlands at sustainable yield levels.

   Cost-Competitive Facilities. We have recently completed a significant multi-year capital investment program that has resulted in many of our facilities operating at increased efficiency. In an effort to become a low-cost competitive producer, we have invested over $2.0 billion during the last 15 years to modernize and maintain our plants and equipment, including more than $910.0 million over the past five years. Additionally, as a result of higher capital investment in the past, we expect that relatively little maintenance capital will need to be invested at our mills for the foreseeable future. In general, the culmination of this extensive program provides us with technologically modern and cost-competitive manufacturing facilities. In addition to capital investments, we have undertaken aggressive actions to increase overall mill efficiency, including workforce reductions, closure of a non-competitive mill and re-allocation of production, and have implemented a strategy to increase our internal electrical generation by better utilizing existing capacity. These and other strategic initiatives have resulted in a significant reduction in our manufacturing costs.

   Superior Quality and Service. Although we maintain quality standards across all product lines, management's operating philosophy for our more specialized products (including highline coated printing papers and premium private label household tissue products) is to target higher-end niche markets where our products successfully compete largely on the basis of superior quality and customer service. For example, we believe that our consumer tissue business produces some of the highest-quality private label consumer tissue products in the U.S. In addition, we believe that we produce some of the highest quality highline coated papers in North America. Our mills in Minnesota rank among the highest-quality, and one of our highline paper brands, McCoy, is among the most well-recognized brands in the market today. We have a significant market presence in both the private label tissue market, where, based on grocery store scan data, we are the largest grocery store provider in the western U.S., and in printing papers, where we are one of the largest domestic suppliers by volume of Premium and No. 1 coated printing papers. We compete with these products not only on the basis of price, but also on quality and customer service.

   Product Diversity. As an integrated forest products company, we produce a wide variety of paper and wood products, ranging from highly specialized value-added products such as highline printing papers and private label tissue to commodity lumber, plywood products and OSB. For 2000, the percentage of net sales for each of our segments, before eliminating intersegment sales, was 16% for the Resource segment, 26% for the Wood Products segment, 24% for the Printing Papers segment, and 34% for the Pulp and Paper segment. We believe that this diversity reduces the effect of cyclicality on our net sales as a whole because the demand and pricing for many of our products have tended to fluctuate at different points in the economic cycle. This cash flow stability has been demonstrated by our relatively stable level of EBITDDA performance over the 1990s when our EBITDDA was between $216.1 and $267.0 million every year, with the exception of 1995 when EBITDDA was $356.6 million.

Our Business Segments

Resource Segment

   The Resource segment manages our 1.5 million acres of timberlands located in Arkansas, Idaho and Minnesota, and a 22,000-acre hybrid poplar plantation in Oregon. This segment produces and procures wood from others for our manufacturing facilities. Since 1999, this segment has been operating as a stand-alone segment, selling wood fiber to our manufacturing facilities at market prices. We believe that this strategy maximizes our timber value and motivates management of our other manufacturing segments to optimize operating efficiencies and identify profitable markets in which to compete.

   Timber and Timberlands. Our 1.5 million acres of timberlands include a wide diversity of softwood and hardwood species, allowing the segment to market the resources to a wide variety of manufacturers.

    Arkansas. We own 501,000 acres of timberlands in Arkansas, which include 130,000 acres of pine plantations, 222,400 acres of naturally regenerated pine forests and 102,600 acres of bottomland hardwoods. These timberlands comprise Southern yellow pine, red oak, white oak and other hardwoods. Our Arkansas timberlands provide 45% of the raw material for our Arkansas sawmills and 26% of our requirements at our Arkansas pulp facility.

    Idaho. We own 671,000 acres of timberlands, primarily in the northern portion of the state. Primary species on these lands include grand fir, inland red cedar, Douglas-fir, ponderosa pine, western larch, Engelmann spruce and western white pine. We supply approximately 79% of the log requirements for our wood products facilities located in the state.

    Minnesota. We own 337,000 acres of timberlands with aspen and red pine comprising the primary species grown. Our lands in Minnesota provide approximately 10% of the fiber used in our wood products facilities and pulp mill in Minnesota.

    Oregon. We own 22,000 acres of hybrid poplar plantation trees in northeastern Oregon. Hybrid poplars produce short, lighter-colored fiber that has applications for many wood and paper products. We intend to sell hardwood sawlogs from these timberlands for conversion into plywood and lumber for furniture manufacturing and other non-structural uses.

   Strategy. The success of the Resource segment is driven by our ability to execute the following components of our strategy:

    Timber Value Maximization. One of the core functions of the Resource segment is to maximize economic returns from our timberlands. We actively manage the volume and timing of our timber harvests throughout the season with the goal of maximizing long-term value to us. We actively monitor market conditions in order to ensure that our logs are directed to the market that will yield the highest value. This goal is accomplished by actively managing our timberlands through intensive silvicultural practices, log merchandising, the divestiture of unproductive or non-core timberlands, acquisitions of strategic timberlands and the pursuit of ancillary revenue sources such as hunting, grazing, mineral or recreational leases. Consistent with our long-term commitment to sustaining forest management, the segment regenerates all harvested lands by either natural means or by replanting as soon as practicable after harvest. We planted
  15.8 million trees during 2000, and more than 94.8 million trees have been planted on our timberlands over the last ten years.

    Land Ownership. At times the value of some of our timberlands may be greater when used for purposes other than timberland operations, or when they are owned by others. Consequently, we periodically review both current and projected values of our timberlands to ensure that we are using the land in a way that is most profitable to us. When appropriate, we expect to engage in divestitures, acquisitions or exchanges of land in order to maximize the economic return to us.

    Managing Potential Restrictions on Right to Harvest. We actively monitor and manage, both directly and through industry associations, potential environmental and regulatory restrictions on the local, state and federal level to ensure the most profitable harvesting and management of our timberlands. We also support best management practices, or BMPs, which have been developed by state regulatory agencies, professional foresters, environmentalists and others. BMPs are local guidelines that outline the best way to build roads, harvest trees and perform other on-the-ground forestry practices. For example, BMPs often require buffer zones along streams to protect water quality and specify road-building practices that minimize impact on the forest. Our foresters follow internal environmental guidelines that meet or exceed BMPs. Our harvest schedules are dictated by the landbase and not by the needs of our manufacturing facilities.

   Marketing and Sale of Fiber. Until 1999, procurement and fee land management were run primarily as a source of fiber for our manufacturing facilities. Management has since created the Resource segment to sell logs and stumpage into the highest value markets. In accordance with this reorganization, new markets for fee timber have been identified. We believe that this focus on achieving the highest returns for our timberlands is leading to increased efficiencies in the Resource segment and our manufacturing segments, as they, in turn, are now required to continually improve performance in order to remain competitive. Beyond efficiently managing our timberlands, the Resource segment also capitalizes on our expertise in regional timber and log acquisitions, sales and exchanges, and provides cost-competitive and reliable procurement services to all of our converting facilities.

   Customers. The segment sells its wood fiber harvested from our timberlands to a variety of paper and forest products companies situated within economically viable transportation distance of our timberlands. These customers range in size from sole proprietorship wholesalers to multinational corporations such as Georgia-Pacific Corporation and International Paper Company. Our own manufacturing segments accounted for 89% of our Resource segment's net sales in 2000.

   Competition. The segment competes with owners of timberlands that operate in areas adjacent to, or near our timberlands ranging from private owners of small tracts of land to some of the largest timberland companies in the U.S., including Plum Creek Timber Company, Inc., International Paper Company, Weyerhaeuser Company and Boise Cascade Corporation. As wood fiber from timberlands are generally commodity products, we compete principally on the basis of price.

   Non-Timber Revenue. We have a number of non-timber sources of revenue.We have granted hunting, recreational, grazing, mineral leases and are actively pursuing conservation easements. These revenues are typically generated without impacting the segment's ability to harvest timber in the most profitable and efficient manner possible.

Wood Products Segment

   Our Wood Products segment manufactures a wide range of commodity and specialty wood products for both industrial and consumer use in eleven facilities located in Arkansas, Idaho and Minnesota.

   Strategy. Our strategy for the Wood Products segment is to compete on the basis of operational efficiency in each mill and by taking advantage of each of our mills' range of competitive advantages which include favorable access to raw materials and production efficiencies. Although our primary emphasis has been to capitalize on our position as a low-cost producer and to focus on our customer service, we intend to explore niche markets for higher gross margin, value-added products such as specialty OSB.

   Facilities. We own and operate eleven wood product manufacturing facilities located near our timberlands.

                                                                        Annual
       Location                                                        Capacity
       --------                                                        ---------
       OSB Mills (msf, 3/89 basis):
         Bemidji, Minnesota...........................................   515,000
         Cook, Minnesota..............................................   435,000
         Grand Rapids, Minnesota......................................   355,000
                                                                       ---------
           Total...................................................... 1,305,000
                                                                       =========
       Lumber Sawmills (mbf):
         Prescott, Arkansas...........................................   150,000
         Warren, Arkansas(a)..........................................   170,000
         Lewiston, Idaho..............................................   160,000
         St. Maries, Idaho............................................    90,000
         Bemidji, Minnesota...........................................    85,000
                                                                       ---------
           Total......................................................   655,000
                                                                       =========
       Plywood Mill (msf, 3/89 basis):
         St. Maries, Idaho............................................   130,000
                                                                       =========
       Particleboard Mill (msf, 3/49 basis):
         Post Falls, Idaho............................................    70,000
                                                                       =========

--------
(a) There are two mills at this location.

   Products and Markets. The Wood Products segment produces plywood, particleboard, OSB and lumber. Although our current product lines are commodity-oriented in nature, we are now developing new value-added products that use innovative materials, technology and processes. One such product is foil-lined OSB, which is designed to be more energy efficient in winter and summer due to its reflective properties. We believe our value-added products under development will command premium prices.

   Raw Materials. As the transportation of logs is not economically viable beyond approximately 100 miles, each of our mills obtains fiber from the Resource segment and other low-cost providers. For the facilities in Arkansas, approximately 45% of the log supply for each mill is internally sourced and the remainder is sourced from third parties. In Minnesota, approximately 10% of our log supply is sourced from our timberlands, with the remainder supplied by a large number of independent timberlands owners, the State of Minnesota and various counties. In Idaho, approximately 79% of our log requirements are met by timber from our Idaho timberlands, with the remainder being supplied by private timberland owners and the State of Idaho. A significant amount of potentially harvestable timber in Idaho is owned by the federal government, which does not currently permit any significant harvesting of this timber.

   Customers. Our wood products are sold through our sales offices primarily to wholesalers for nationwide distribution. Key customers of our Wood Products segment include regional and national distributors, wholesalers and independent lumber yards. During 2000, no single customer accounted for more than 12% of segment sales.

   Competition. We believe that competitiveness in the wood products industry is largely based on individual mill efficiency, rather than the number of mills operated. For this reason, we believe that we are able to compete effectively with companies that have a larger number of mills than we have such as Louisiana-Pacific Corporation, Weyerhaeuser Company, Georgia-Pacific Corporation and Nexfor Inc. This is due to the fact that it is not economic to transfer wood between or among facilities, which would permit a greater degree of specialization and operating efficiencies. Instead, each facility must utilize the raw materials that are available to it in a relatively limited geographic area. For this reason, we believe that the competitiveness of the Wood Products segment is a function of the efficiency of our mills and the available resources on a facility-by-facility basis.

Printing Papers Segment

   The Printing Papers segment is one of the domestic market leaders in the production of highline coated papers, which is comprised of Premium and No. 1 grade coated papers. Highline coated papers are used for the highest quality commercial printing applications such as corporate annual reports and automotive brochures. We believe one of our highline brands, McCoy, is among the most well-recognized brands in the market today. Sales of highline grades account for approximately one-third of the segment's tonnage sold. In the first quarter of 2001, we had a 28% market share in the domestic consumption of highline papers, up from our average in recent years of 23%.

   Strategy. The strategy of the Printing Papers segment is to maintain and grow our position as one of the leading domestic producers of papers for high-end commercial printing applications. We believe that we have secured our current position as a result of superior product quality, dedicated customer service and the development of well-recognized brands.

   Facilities. Our manufacturing facilities are located in Cloquet and Brainerd, Minnesota and we lease distribution facilities in Chicago, Illinois and Salt Lake City, Utah. Each of the manufacturing facilities is equipped with two paper machines, an off-machine coater, and converting equipment. In addition, a new state-of-the-art pulp mill located at the Cloquet facility was completed in late 1999 at a cost of $525.0 million. This new 450,000 ton pulp mill replaced an old 210,000 ton mill which was previously located on the same site. This mill meets substantially all of the pulp requirements of both the Cloquet and Brainerd paper machines, with the exception of a minimal amount of recycled pulp, and allows the segment to sell premium quality, bleached hardwood kraft pulp into the open market. We believe that the pulp produced at this mill consists of some of the highest quality pulp available in the market today. Cloquet currently produces more than 1,190 tons per day. If the mill is able to achieve full production capacity of 1,300 tons per day, we believe the pulp mill would be one of the lowest cost producers in North America. The new pulp mill has reduced pulp manufacturing costs by approximately 25% per ton, compared to the manufacturing costs per ton of the old pulp mill in 1999.

                                                                         Annual
       Location                                                         Capacity
       --------                                                         --------
                                                                          (in
                                                                         tons)
       Pulp Mill:
         Cloquet, Minnesota............................................ 450,000
                                                                        =======
       Paper Mills:
         Cloquet, Minnesota............................................ 230,000
         Brainerd, Minnesota........................................... 160,000
                                                                        -------
           Total....................................................... 390,000
                                                                        =======

   Products and Markets. During 2000, the Printing Papers segment was one of the domestic leaders in the production of highline coated papers, earning a North American market share of approximately 23%, and we believe our McCoy brand is one of the most well-recognized brands in the highline coated papers market. We believe the high quality of the paper we produce has led to significant price premiums and higher margins over our other coated paper grades.

   Raw Materials. The wood and wood chips which provide the fiber for the pulp mill at Cloquet come from a variety of sources in Minnesota, Wisconsin and Canada, including 5% from our own timberlands. Almost all of the wood fiber required for the segment's manufacturing facilities is sourced within 100 miles of the mill. As timberland ownership within this area is significantly fragmented, we have historically experienced little difficulty procuring wood fiber for our operations.

   Customers. The segment sells its paper to more than 20 distributors at over 200 locations throughout the country. Our two largest distributors are Unisource and Xpedx, and our top five distributors account for approximately 64% of this segment's sales. The target end-use customers for our paper include both independent printing companies as well as corporate graphic design and printing centers. Some of the large end-users of our paper include Ford Motor Company and DaimlerChrysler. We work with the end-user of our products and designers to manufacture products according to individual specifications, allowing us to get our products specified for future projects. This strategy allows us to compete effectively on service, quality and price.

   Competition. The segment competes with other producers of paper, including Sappi Limited, Stora Enso Oyj and Mead Corporation. We believe that we compete on the basis of our product quality, dedicated customer service and price.

Pulp and Paper Segment.

   Our Pulp and Paper segment is comprised of the bleached pulp and paperboard and consumer tissue product lines.

   Bleached Pulp and Paperboard. We produce bleached paperboard stock, a product used in the high-end segment of the packaging industry due to its strength, brightness and favorable printing and graphic surface features. Bleached paperboard is processed into a variety of end products, including liquid packaging such as milk and juice cartons, paper cups and folding carton products, including food, cosmetic or pharmaceutical cartons and plate stock. We also produce and sell, primarily through agents, bleached softwood market pulp, which is used as the basis for many paper products.

   Strategy. Our bleached paperboard strategy is to target value-added specialized product markets and to allocate production of bleached paperboard across our two mills in order to most efficiently target business opportunities. For example, we have determined that the liquid packaging market provides more pricing stability and higher growth and margin opportunities than other markets available to us. To this end, we have recently shifted production of our liquid packaging to our Lewiston, Idaho facility, whose machines have recently been optimized towards this production, and which has a pulp base that is better suited to producing products with strength and quality characteristics necessary for liquid packaging. In addition, we have recently added coaters to our Lewiston facility, enabling us to sell paperboard to producers of aseptic packaging. Our paperboard for aseptic packaging is sold in the U.S., Mexico and Pacific Rim countries and we believe this product provides opportunities for higher margins and growth. In response to customer needs, we have also recently introduced a higher brightness folding carton stock with improved graphics capabilities which is produced at our Cypress Bend, Arkansas mill.

   Facilities. We produce bleached paperboard in two facilities located in Cypress Bend, Arkansas and Lewiston, Idaho. We believe that our Cypress Bend mill is one of the lowest cost bleached paperboard mills in the country.

                                                                         Annual
       Location                                                         Capacity
       --------                                                         --------
                                                                          (in
                                                                         tons)
       Pulp Mills:
         Cypress Bend, Arkansas........................................ 255,000
         Lewiston, Idaho............................................... 500,000
                                                                        -------
           Total....................................................... 755,000
                                                                        =======
       Bleached Paperboard Mills:
         Cypress Bend, Arkansas........................................ 275,000
         Lewiston, Idaho............................................... 355,000
                                                                        -------
           Total....................................................... 630,000
                                                                        =======

   Products and Markets. We sell several grades of paperboard stock to third party converters who process the stock into a variety of end-uses. In addition to the higher-end bleached paperboard used in traditional end-products, we have also been successful in developing specialty grades suited to specific customer's needs. Examples of these specialty grades include:

  . Coated, two-sided paperboard, which has a functional coating applied to the back of the sheet for improved printability;

  . Dual-sized paperboard, designed to impart a higher moisture or water resistance than regular frozen food stock;

  . Preprint liner paperboard, with special creasing and folding characteristics;

  . Raisin stock, a highly-sized paperboard designed to minimize staining when wet raisins are packaged; and

  . Photo-mount paperboard, an acid-free product used for mounting photographic materials.

   Raw Materials. We obtain substantially all of our pulp from the Lewiston and Cypress Bend facilities. We obtain wood fiber from our own timberlands and from third parties.

   Customers. The customers for our bleached paperboard consist of a large number of third party converters located throughout the U.S. and Pacific Rim, which process the paperboard into a variety of finished products. No customer accounts for more than 10% of our net sales of bleached paperboard.

   Competition. Bleached paperboard is manufactured by ten major suppliers in the U.S., two in Canada, as well as numerous international producers. We believe that we, along with International Paper Company, Westvaco Corporation, Georgia-Pacific Corporation, and Blue Ridge account for over 75% of industry capacity. We believe that our bleached paperboard stock competes on the basis of quality, service and price.

   Consumer Tissue. We manufacture private label premium, value and economy quality facial tissue, paper towels, bathroom tissue and napkins for sale to a number of retail grocery stores and retail companies. Based on grocery store scan data, we have the largest share of the private label tissue market for grocery stores in the western U.S. We supply substantially all of the private label tissue products sold by Safeway and Albertson's nationwide, and substantially all of Kroger's private label tissue in the western U.S. Our goal is to become the preferred supplier of private label consumer tissue in North America.

   Strategy. Our consumer tissue strategy is to capitalize on our leadership position in the private label segment in order to grow our customer base as well as expand with our current customers into new markets, particularly into the eastern U.S. from our western base. We intend to carry out this strategy by providing private label tissue products of quality comparable to leading national brands, dedicated customer service, consumer and market insight, and customer-focused business solutions. The segment is focused on premium tissue products and pursues opportunities where its customers believe that premium private label products can compete effectively with branded products. This strategy is backed by our active product development efforts that have enabled us to compete by consistently providing quality that we believe is at least equivalent to targeted national brands.

   Facilities. Our tissue products are manufactured on three machines at our Lewiston, Idaho facility and are then converted into packaged tissue products at three converting facilities, one in each of Lewiston, Idaho, North Las Vegas, Nevada, and Benton Harbor, Michigan. We believe that the cost structure and size of these machines are competitive for the industry.

                                                                         Annual
       Location                                                         Capacity
       --------                                                         --------
                                                                          (in
                                                                         tons)
       Tissue Mill:
         Lewiston, Idaho............................................... 170,000
                                                                        =======
       Tissue Converting Facilities:
         Lewiston, Idaho............................................... 110,000
         North Las Vegas, Nevada.......................................  40,000
         Benton Harbor, Michigan(a)....................................  10,000
                                                                        -------
           Total....................................................... 160,000
                                                                        =======

--------
(a) Leased facility, which commenced operations in May 2001.

   Products and Markets. Our consumer tissue products include a range of facial tissues, bathroom tissues, paper towels and napkins. Based on grocery store scan data, we have an 88% market share of the private label tissue market for grocery stores in the western U.S., and we supply 38% of the private label tissue sold in grocery stores nationwide.

   Raw Materials. Approximately 65% of the pulp we use to make our tissue products is obtained from our Lewiston pulp mill. The remaining portion is purchased on the open market and consists primarily of hardwood pulp, which is used to enhance the quality of the tissue.

   Customers. Our tissue products are marketed through brokers to major retail outlets. We believe the products' quality has strengthened our relationships with several key customers and has given us greater access to additional retailers who have merchandising strategies that are highly focused on quality private label products. The segment's five principal customers account for approximately 82% of the segment's tissue sales.

   We were named corporate brand "Supplier of the Year" for 2000 by Safeway, corporate brand "Supplier of the Year" for 1999 by Albertson's, and corporate brand "Outstanding Supplier" for 1999 by Kroger.

   Competition. Our products compete with branded products such as those produced by Georgia-Pacific Corporation, Kimberly-Clark Corporation and Procter & Gamble Company, as well as other private label producers. Management believes that our products compete on the basis of both quality and price. The pricing for our products is generally below that of nationally branded products, although management believes that the quality of our products is at least equivalent to the quality of targeted nationally recognized brands.

Environmental Laws

 Manufacturing Operations.

   We are subject to extensive federal and state environmental regulations at our manufacturing facilities. We endeavor to comply with all environmental regulations and regularly monitor our activities for such compliance. We believe that our manufacturing operations are in compliance, in all material respects, with these laws and regulations. When issues of non-compliance become known to us, we believe that we have taken reasonable steps to ensure that compliance is achieved.

   Environmental impacts at some facilities resulting from current or historic operations may require remediation in the future. In particular, we are subject to a Consent Order from the Idaho Division of Environmental Quality that requires us to conduct an investigation of soil and groundwater contamination at the ash ponds located at our Lewiston, Idaho facility. We are also conducting an investigation of soil and groundwater contamination at a landfill adjacent to that same facility. Some remediation may be required at the ash ponds and the landfill based on the results of the investigations. Because the investigations are not completed, we cannot quantify the scope or estimate the potential costs of that remediation at this time, although we do not expect that these costs will seriously harm our results of operation or financial condition.

   Compliance with environmental regulations requires capital expenditures as well as additional operating costs. Capital expenditures specifically designated for environmental compliance totaled approximately $17.0 million during 2000 and are budgeted to be approximately $16.0 million in 2001. In addition, we made expenditures for pollution control facilities as part of the construction of the new Cloquet pulp mill and the modernization and expansion of the Cook OSB mill.

   Of our manufacturing facilities, our pulp-based segments are the most highly regulated with respect to environmental matters. In early 1998 the U.S. Environmental Protection Agency (EPA) published the "Cluster Rule" regulations applicable specifically to the pulp and paper industry. These extensive regulations govern both air and water emissions. As recently as January 2001, the EPA issued a new air regulation under the umbrella of the Cluster Rules. Based on an analysis of the regulations, including the most recent air regulation, the condition of our three pulp mills, and the work completed in 2000 and 2001, we estimate the total remaining capital expenditures necessary to comply with the Cluster Rules through 2006 will be approximately $10.0 million, of which approximately $1.5 million has been budgeted for expenditure during the remainder of 2001. We do not expect that such compliance costs will have a material adverse effect on our competitive position.

   The U.S. Environmental Protection Agency is considering promulgating regulations covering air emissions from our Wood Products segment that could be similar in scope to the Cluster Rules for the pulp sector. At present, the wood products regulations have not been formally proposed, and accordingly we are unable to quantify the costs to comply with any such regulations.

   Our pulp mill at Lewiston, Idaho, discharges treated mill effluent into the nearby Snake River. By federal law we are required to comply with provisions of a National Pollution Discharge Elimination System (NPDES) permit. As allowed by federal regulations, we are operating under a permit which expired in 1997. Negotiations for a new permit have been ongoing since that time.

   The EPA published a draft permit in December 1999. The draft includes an end-of-the-pipe discharge temperature requirement of 68 degrees Fahrenheit, to be achieved within five years of the date a new permit is issued. Meeting this requirement would necessitate installation of refrigeration equipment. Discussions are ongoing with EPA and other agencies involved in the reissuance of the NPDES permit. There are regional precedents for a higher temperature limit. Compliance with a higher temperature limit, should it be allowed, can be achieved with process modifications and less costly equipment configurations than refrigeration. If we are required to install and operate the refrigeration equipment, we believe the pulp mill will be substantially less competitive than similar mills, none of which face such requirements, and accordingly could seriously harm our results of operations.

 Timberland Operations

   Timber operations involve the use and storage of various hazardous materials such as herbicides, pesticides, fertilizers and gasoline, and may result in air emissions and discharges of certain materials into streams and other bodies of water. Accordingly, our operations are subject to federal, state and local environmental laws and regulations relating to the protection of the environment. Environmental laws and regulations have changed substantially and rapidly over the last 20 years, and we anticipate that they will continue to become increasingly stringent.

   The Federal Clean Air Act and Clean Water Act, and their state equivalents, may affect timber operations through controls on site preparation activities and regulatory programs designed to reduce waste discharged into bodies of water. For example, the U.S. Environmental Protection Agency and its state counterparts have designated certain bodies of water as "water quality impaired," triggering a requirement to establish Total Maximum Daily Loads ("TMDLs") for such bodies of water. The TMDL process could result in additional limitations being placed on harvesting activities in some or all of the states where we operate.

   In addition, our timber operations are affected by federal and state laws designed to protect wetlands. The Federal Clean Water Act authorizes the regulation of "wetland" areas. Access to timberlands located within a protected wetlands area may be limited, and we may be required to expend substantial sums for the protection of such wetland areas.

   The Federal Endangered Species Act and similar state laws and regulations protect species threatened with possible extinction. A number of species indigenous to our timberlands have been and in the future may be protected under these laws and regulations. The presence of protected species on or near our timberlands may restrict or prohibit timber harvesting, road building and other silvicultural activities on portions of our lands that contain the protected species or abut their habitats. In addition, our timberlands may be affected by regulatory requirements relating to habitats for threatened and endangered aquatic species. Road building and harvesting activities near streams containing such aquatic species may be limited or prohibited due to the perceived impact on sedimentation and water quality. We believe that we are managing our harvesting operations in the areas affected by protected species in substantial compliance with applicable federal and state regulations, and that the presence of such species on our lands will not materially adversely affect our ability to proceed with our current harvest plans.

Employees

   We had approximately 6,300 employees as of March 31, 2001. The work force consisted of approximately 1,500 salaried, 4,700 hourly and 100 temporary or part-time employees. As of March 31, 2001, approximately 60% of the workforce were covered under collective bargaining agreements. During the remainder of 2001, one agreement, covering 140 employees, will expire. Three agreements, covering approximately 1,400 of the union hourly workforce will expire in 2002. We consider our labor relations to be good.

Legal Matters

   We are a party from time to time to various routine legal proceedings. These primarily involve commercial claims, products liability claims, personal injury claims and workers' compensation claims. We cannot predict the outcome of these lawsuits, legal proceedings and claims with certainty. Nevertheless, we believe that the outcome of these proceedings, even if determined adversely, would not have a material adverse effect on our business, financial condition and results of operations.